AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION dated as of September 14, 2007 (the “Agreement”), between Downside Up, Inc., a Colorado corporation (“DUI”), ESP Resources Inc. , a Delaware corporation (“ESP”) and DUI Operations, Inc., a wholly-owned Subsidiary of DUI in organization (“Subsidiary”) and the shareholders of ESP, set forth on Schedule A hereto (the “ESP Shareholders”). ESP, DUI and Subsidiary may also be referred to herein as the “Constituent Corporations” or the “Parties.”

WHEREAS, the Parties acknowledge and affirm the following:

A.	DUI is a corporation duly organized and existing under the laws of the State of Colorado.

B.	ESP is a corporation duly organized and existing under the laws of the State of Delaware.

C.	Subsidiary is a corporation which is 100% owned by DUI and is duly organized and existing under the laws of the State of Delaware.

D.	The Colorado Business Corporation Act and the Delaware General Corporation Law permit the merger of ESP with and into the Subsidiary.

E.
DUI and ESP and their respective Boards of Directors declare it advisable and to the advantage, welfare, and best interests of said corporations and their respective stockholders to merge Subsidiary with and into ESP pursuant to the provisions of their respective state laws upon the terms and conditions hereinafter set forth.

F.	The respective Boards of Directors of DUI and ESP have approved this Agreement; and the shareholders of ESP have approved the merger.

G.	For federal income tax purposes, it is intended that the merger qualify as a tax free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “IRC”).

ARTICLE 1
THE MERGER

1.1    Merger.

In accordance with the provisions of this Agreement and applicable provisions of their respective state laws, Subsidiary shall be merged with and into ESP (the “Merger”). Following the Merger, the separate existence of Subsidiary shall cease and ESP shall be, and is herein sometimes referred to as, the “Surviving Corporation.” For the purposes of this Agreement, this form of transaction may also be referred to herein as a “reverse triangular merger.”

1.2    Filing and Effectiveness.

The Merger shall become effective when the following actions shall have been completed:

(a)
This Agreement and the Merger shall have been adopted and approved by the shareholders of ESP and DUI in accordance with the requirements of the Colorado Business Corporation Act and the Delaware General Corporation Law;

(b)	DUI shall have formed a wholly-owned subsidiary for the purposes of this Merger in accordance with the requirements of the DGCL (the “Subsidiary”);

(c)	All of the conditions precedent to the consummation of the Merger specified in this Agreement shall have been satisfied or duly waived, in writing, by the Party entitled to satisfaction thereof;

(d)
As soon as practicable following the Closing, the Parties shall execute a Certificate of Merger meeting the requirements of the Colorado Business Corporation Act and the Delaware General Corporation Law and file same with the Secretaries of State of the States of Colorado and Delaware in substantially the form attached hereto as Exhibit A; the time the Certificate of Merger is filed with the Secretary of State of the State of Colorado is the “Effective Time”; and

(e)
The closing of the transactions described in this Agreement is herein called the “Closing.” The Parties agree that the Closing of the transactions identified in this Agreement shall take place at the offices of Joseph J. Tomasek, Esq., or at such other place as the Parties may mutually determine, on or before October 31, 2007.

(f)	The audit of the financial statements of ESP for the period ended June 30, 2007 shall have been completed with all necessary data and materials delivered by ESP to DUI.

1.3    Effect of the Merger.

Upon the Effective Time, hereinafter defined, and upon the terms and subject to the conditions of this Agreement and in accordance with applicable state laws, the separate existence of Subsidiary shall cease and, ESP, as the Surviving Corporation,: (i) shall continue to possess all of the assets, rights, powers and property of ESP and Subsidiary as constituted immediately prior to the Effective Time, and all debts, liabilities and duties of ESP and Subsidiary shall become the debts, liabilities and duties of the Surviving Corporation, all as more fully provided under the applicable provisions of the applicable state laws.

ARTICLE 2
CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

2.1    Certificate of Incorporation: ESP.

Attached hereto as Exhibit B and made a part hereof is a copy of the Certificate of Incorporation of ESP as in effect in the State of Delaware immediately prior to the Closing; and at the Effective Time said Certificate of Incorporation shall continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

2.2    Subsidiary.

Attached hereto as Exhibit C and made a part hereof is a copy of the Certificate of Incorporation of Subsidiary as in effect immediately prior to the Closing.

2.3    Bylaws.

Attached hereto as Exhibit D and made a part hereof is a copy of the Bylaws of ESP as in effect immediately prior to the Closing; and at the Effective Time said Bylaws shall continue in full force and effect as the Bylaws of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

2.4    Directors and Officers.

The directors and officers of ESP immediately prior to the Closing shall be the directors and officers of the Surviving Corporation until their successors shall have been duly elected and qualified or until as otherwise provided by law, the Certificate of Incorporation of the Surviving Corporation or the Bylaws of the Surviving Corporation. The Board of Directors of DUI following the Merger shall consist of Michael Cavaleri of DUI and David Dugas and Anthony Primeaux of ESP until their successors shall have been duly elected and qualified.

ARTICLE 3
TERMS OF MERGER, PAYMENT, EXCHANGE OF STOCK AND INVESTMENT COMMITMENTS

3.1    Conversion of ESP Shares.

(a)
Conversion of Subsidiary Common Stock. At the Effective Time, each outstanding share of the common stock no par value per share, of Subsidiary shall, by virtue of the Merger and without any action on the part of DUI, Subsidiary or ESP, be converted into one fully paid and non-assessable share of common stock of the Surviving Corporation.

(b)
Each share of the common stock, $.0001 par value per share, of ESP (“ESP Common Stock”) issued and outstanding prior to the Effective Time shall by virtue of the Merger and without any action on the part of DUI, Subsidiary, ESP or any holder thereof, be converted into and be exchangeable for the right to receive newly issued , fully paid and non-assessable voting common shares, no par value, of DUI ("DUI Shares"), based upon an exchange ratio (“Exchange Ratio”) determined in accordance with the provisions below.

(c)
Amount of DUI Shares to be Exchanged: Upon the Closing, DUI shall issue and exchange for the ESP Common Stock with the ESP Shareholders newly issued DUI Shares at the conversion rate of .608108 DUI Shares for each share of the common stock of ESP.

At the Effective Time, each share of the ESP Common Stock held by the ESP immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Merger Sub or the Company, be canceled, retired and cease to exist and no payment shall be made with respect thereto.

No Further Ownership Rights in ESP Common Stock. All DUI Shares issued and exchanged in accordance with the terms of this Article 3 shall be deemed to have been issued in full satisfaction of all rights pertaining to the ESP Common Stock.

(d)
Appraisal Rights: This executed Agreement shall constitute each of the ESP Stockholders' acknowledgment to decline any appraisal rights under the statutes and laws of the State of Delaware. By executing this Agreement, each ESP Stockholder acknowledges receipt of written notice of appraisal rights and a copy of the applicable section of the DGCL at least 20 days prior to the date of executing this Agreement.

 3.2    Status of DUI Common Shares.

(a)
The DUI Common Shares to be issued to the ESP Shareholders in the reorganization will not be registered under the Securities Act of 1933, as amended (the "1933 Act") and may not be sold, transferred or otherwise disposed of except in compliance with the 1933 Act or pursuant to an exemption from the registration provisions thereof and the Securities Exchange Act of 1934, as amended (the "1934 Act").

(b)
Each Certificate representing the DUI Common Shares shall bear the following or substantially similar legend:

"The Shares represented by this Certificate have not been registered under the Securities Act of 1933, as amended. These Shares have been acquired for investment purposes and not with a view to distribution or resale, and may not be sold, assigned, pledged, hypothecated or otherwise transferred without an effective Registration Statement for such Shares under the
Securities Act of 1933, as amended, or an opinion of counsel to the effect that registration is not required under such Act."

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF ESP AND THE ESP SHAREHOLDERS

ESP and the ESP Shareholders represent and warrant to DUI that the statements contained in this Article 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing as though made then and as though the Closing were substituted for the date of this Agreement throughout this Article 4, with respect to itself.

4.1    Organization of ESP.

ESP is duly organized, validly existing, and in good standing under the laws of Delaware.

4.2    Authorization of Transaction.

(a)
ESP has full corporate power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of ESP, enforceable in accordance with its terms and conditions. Except as expressly contemplated hereby, ESP need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(b)
The ESP Shareholders, individually represent and warrant to DUI that: this Agreement constitutes the legal, valid and binding obligation of each of the ESP Shareholders and is enforceable against each of them in accordance with the terms hereof; each of them own their respective ESP Common Shares free and clear of any and all liens, claims, pledges, restrictions, obligations, security interests and encumbrances of any kind; Attached hereto as Schedule A is an accurate and complete list of the ESP Common Shares owned by each ESP Shareholder; none of the ESP Shareholders have issued any calls, puts, options and/or any other rights in favor of any third party whatsoever with respect to their ESP Common Shares, and; none of their respective ESP Common Shares are subject to any voting agreements, voting trusts, stockholder agreements and/or any other agreements, obligations or understandings.

4.3    Non-contravention.

Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which ESP is subject or any provision of its charter or bylaws; or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which ESP is a party or by which it is bound or to which any of its assets is subject, except for such notices or consents which have been given or obtained by ESP on or prior to the Closing.

4.4    Capitalization.

The authorized capital stock of ESP consists of 100,000,000 shares of Class A Common Stock, $.0001 par value per share, of which 29.6 million shares are issued and outstanding; 5,000,000 shares of Class B Common Stock, $.0001 par value per share, none of which are issued and outstanding, and; 20,000,000 shares of Class A Preferred Stock, $.0001 par value per share of which none are outstanding. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require ESP to issue, sell, or otherwise cause to become outstanding any of its capital stock. There is no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to ESP’s Common Stock. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of ESP.

4.5    Investment.

The ESP Shareholders are not acquiring the Common Shares of DUI with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act of 1933. ESP and the ESP Shareholders have had access to all information concerning DUI and its operations which it required to make its investment decision.

4.6    Brokers' Fees.

ESP has incurred no obligation to pay any commission, finder’s fee or other charge in connection with the transactions contemplated in this Agreement for which DUI could become liable or obligated. ESP and the ESP Shareholders, jointly and severally, will indemnify and hold DUI, and the Subsidiary, their respective officers, directors, employees, accountants and lawyers harmless from and against any and all liabilities and claims of any nature whatsoever arising out of or in connection with any commission, fee or charge so far as any arises by reason of services alleged to have been rendered to, or at the instance of, ESP and/or the ESP Shareholders. This indemnification shall survive the Closing and shall be included in the terms of indemnification set forth in Article 4.7 of this Agreement.

4.7    Events Subsequent to Fiscal Year End.

Since the most recent fiscal year end of ESP there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of ESP taken as a whole. ESP and the ESP Shareholders, jointly and severally, shall indemnify, defend and hold DUI and Subsidiary, their successors and assigns, harmless from and against any order, action, cost, claim, damage, disbursement, expense, liability, loss, deficiency, obligation, penalty, fine, assessment or settlement of any kind or nature, whether foreseeable or unforeseeable, including, but not limited to, any and all attorney’s fees, costs, and other expenses, directly or indirectly, as a result of, or upon or arising from (i) any inaccuracy or breach or non-performance of any of the representations, warranties, covenants or agreements made by ESP or the ESP Shareholders in or pursuant to this Agreement, (ii) any order, action, cost, claim, damage, liability or lien arising out of ESP’s or ESP Shareholder’s conduct before or after the Closing, (iii) any third party claims against ESP or the ESP Shareholders, before or after the Closing that arise from ESP’s or ESP Shareholder’s conduct, or (iv) any loss or liability the proximate cause of which is determined to be the result of ESP’s or ESP Shareholder’s negligence or failure to comply with their respective obligations under this Agreement. DUI and/or Subsidiary, as the case may be, their successors and assigns, shall notify ESP and/or the ESP Shareholders of any claim for indemnification with reasonable promptness, and ESP’s or ESP’s legal representatives or ESP Shareholder’s or their legal representatives shall have, at their election, the right to compromise or defend any such matter involving such asserted liability of ESP and/or the ESP Shareholders through counsel of their own choosing, at the expense of ESP and the ESP Shareholders. ESP and the ESP Shareholders shall notify DUI and the Subsidiary, or their successors or assigns, in writing promptly of their intention to compromise or defend any claim and DUI and/or the Subsidiary, or their successors or assigns, shall cooperate with ESP and the ESP Shareholders, their respective counsel in compromising or defending any such claim, in accordance with Article 8 hereof. The terms of this Article 4.7 shall survive Closing.

4.8    Undisclosed Liabilities.

ESP has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or un-accrued, whether liquidated or un-liquidated, and whether due or to become due, including any liability for taxes), except for (i) liabilities set forth on the ESP Financial Statements; and (ii) liabilities which have arisen after the date of the ESP Financial Statements in the ordinary course of business. As used herein, “ESP Financial Statements” consist of the financial statements of ESP previously delivered to DUI in the form attached hereto as Exhibit E.

4.9    Legal Compliance.

ESP has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against ESP alleging any failure so to comply, except where the failure to comply would not have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of ESP.

4.10    Tax Matters.

(a)
ESP has filed all income tax returns that it has been required to file. All such income tax returns were correct and complete in all material respects. All income taxes owed by ESP (whether or not shown on any income tax return) have been paid. ESP is not currently the beneficiary of any extension of time within which to file any income tax return.

(b)
There is no material dispute or claim concerning any income tax liability of ESP either (i) claimed or raised by any authority in writing; or (ii) as to which ESP has knowledge based upon personal contact with any agent of such authority.

4.11    Contracts.

The ESP Financial Statements disclose all material contracts of ESP. Each contract or legal obligation of ESP which is to be assumed by DUI in connection with the Merger is listed on Exhibit F hereto. To the extent requested, true and correct copies of such contracts have been delivered to DUI for due diligence purposes.

4.12    Environmental, Health and Safety Matters.

ESP and its predecessors and affiliates have complied and are in compliance, in each case in all material respects, with all Environmental, Health, and Safety Requirements. As used herein “Environmental, Health & Safety Requirements” means any Environmental, Health & Safety law or regulation including air and water quality laws and regulations and other similar requirements.

4.13    Disclosure.

The representations and warranties contained in this Article 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article 4 not misleading.

4.14    Financial Statements.

The ESP Financial Statements are true and correct in all material respects, have been prepared on a consistent basis, and fairly represent the business, financial condition, assets and liabilities of ESP.

4.15    Litigation.

There is no claim, suit, action, proceeding or investigation pending or, to the knowledge of ESP, pending against ESP or any of its subsidiaries or assets which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on ESP.

4.16    Materials Required for Audit.

To the best of its knowledge, ESP has maintained its records, data and materials related to the financial accounting of the business, and have all such data and materials immediately available, such that an audit may be completed per regulatory requirements.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF DUI

DUI represents and warrants to ESP and to the ESP Shareholders that the statements contained in this Article 5 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing (as though made then and as though the Closing were substituted for the date of this Agreement throughout this Article 5).

5.1    Organization of DUI

DUI is a corporation duly organized, validly existing, and in good standing under the laws of Colorado. DUI has one subsidiary, DUI Operations, Inc., the Subsidiary.

5.2    Authorization of Transaction.

DUI has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and no approval of DUI’s shareholders is required under the laws of Colorado to consummate the Merger and other transactions contemplated in this Agreement. This Agreement constitutes the valid and legally binding obligation of DUI, enforceable in accordance with its terms and conditions. Except as expressly contemplated hereby, DUI need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

5.3    Non-contravention.

Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which DUI is subject or any provision of its charter or bylaws; or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which DUI is a party or by which it is bound or to which any of its assets is subject, except for such notices or consents which have been given or obtained by DUI on or prior to the Closing.

5.4    Capitalization.

The authorized capital stock of DUI consists of 20,000,000 shares of Common Stock, no par value per share, and 5,000,000 shares of Preferred Stock. As of the date of this Agreement, no preferred shares are outstanding, 1,230,000 shares of Common Stock are outstanding and upon the Closing, there shall be 6,000,000 shares of its Common Stock outstanding. There are no outstanding options, warrants, or other outstanding purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require DUI to issue, sell, or otherwise cause to become outstanding any of its capital stock except as may be set forth in one or more of the material agreements identified in Exhibit I hereto. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to DUI’s Common Stock. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of DUI.

5.5    Intentionally Omitted

5.6    Brokers' Fees.

DUI has incurred no obligation to pay any commission, finder’s fee or other charge in connection with the transactions contemplated in this Agreement for which DUI could become liable or obligated. DUI will indemnify and hold ESP, and the ESP Shareholders, their respective officers, directors, employees, accountants and lawyers harmless from and against any and all liabilities and claims of any nature whatsoever arising out of or in connection with any commission, fee or charge so far as any arises by reason of services alleged to have been rendered to, or at the instance of, DUI or Subsidiary. This indemnification shall survive the Closing and shall be included in the terms of indemnification set forth in Article 5.7 of this Agreement.

5.7    Events Subsequent to Year End.

Since the most recent calendar-fiscal year end of DUI, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of DUI taken as a whole.
DUI shall indemnify, defend and hold ESP, ESP Shareholders, their successors and assigns, harmless from and against any order, action, cost, claim, damage, disbursement, expense, liability, loss, deficiency, obligation, penalty, fine, assessment or settlement of any kid or nature, whether foreseeable or unforeseeable, including, but not limited to, any and all attorney’s fees, costs, and other expenses, directly or indirectly, as a result of, or upon or arising from (i) any inaccuracy or breach or non-performance of any of the representations, warranties, covenants or agreements made by DUI or Subsidiary in or pursuant to this Agreement, (ii) any order, action, cost, claim, damage, liability or lien arising out of DUI’s conduct before or after the Closing, (iii) any third party claims against DUI, Subsidiary before or after the Closing that arise from DUI’s conduct, or (iv) any loss or liability the proximate cause of which is determined to be the result of DUI’s negligence or failure to comply with its obligations under this Agreement. ESP and ESP’s Shareholders, their successors and assigns, shall notify DUI of any claim for indemnification with reasonable promptness, and DUI or DUI’s legal representatives shall have, at their election, the right to compromise or defend any such matter involving such asserted liability of DUI through counsel of their own choosing, at the expense of DUI. DUI shall notify ESP, ESP’s Shareholders, or their successors or assigns, in writing promptly of their intention to compromise or defend any claim and ESP, ESP’s Shareholders, or their successors or assigns, shall cooperate with DUI and DUI’s counsel in compromising or defending any such claim, in accordance with Article 8 hereof. The terms of this Article 5.7 shall survive Closing.

5.8    Undisclosed Liabilities.

DUI has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or un-accrued, whether liquidated or un-liquidated, and whether due or to become due, including any liability for taxes), except for (i) liabilities set forth on the DUI Financial Statements; and (ii) liabilities which have arisen after the date of the DUI Financial Statements in the ordinary course of business. As used herein, “DUI Financial Statements” consist of the financial statements of DUI previously delivered to ESP in the form attached hereto as Exhibit H.

5.9    Legal Compliance.
DUI has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against DUI alleging any failure so to comply, except where the failure to comply would not have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of DUI.

 5.10    Tax Matters.

(a)
DUI has filed all income tax returns that it has been required to file. All such income tax returns were correct and complete in all material respects. All income taxes owed by DUI (whether or not shown on any income tax return) have been paid. DUI is not currently the beneficiary of any extension of time within which to file any income tax return.

(b)
There is no material dispute or claim concerning any income tax liability of DUI either (i) claimed or raised by any authority in writing; or (ii) as to which DUI has knowledge based upon personal contact with any agent of such authority.

5.11    Contracts.

The DUI Financial Statements disclose all material contracts of DUI. Each contract or legal obligation of DUI to which DUI shall remain subject after the Merger is listed on Exhibit I hereto. To the extent requested, true and correct copies of such contracts have been delivered to ESP for due diligence purposes.

5.12    Environmental, Health and Safety Matters.

DUI and its predecessors and affiliates have complied and are in compliance, in each case in all material respects, with all Environmental, Health, and Safety Requirements. As used herein “Environmental, Health & Safety Requirements” means any Environmental, Health & Safety law or regulation including air and water quality laws and regulations and other similar requirements.

5.13    Disclosure.

The representations and warranties contained in this Article 5 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article 5 not misleading.

5.14    Financial Statements.

The DUI Financial Statements are true and correct in all material respects, have been prepared on a consistent basis, and fairly represent the business, financial condition, assets and liabilities of DUI.

5.15    Litigation.

There is no claim, suit, action, proceeding or investigation pending or, to the knowledge of DUI, pending against DUI or any of its subsidiaries or assets which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on DUI.

5.16    Materials Required for Audit.

To the best of its knowledge, DUI has maintained its records, data and materials related to the financial accounting of the business, and has all such data and materials immediately available, such that an audit may be completed per regulatory requirements.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF SUBSIDIARY

DUI represents and warrants to ESP that Subsidiary has been formed solely for the purpose of this Merger and that no contract, liabilities or other obligations exist in Subsidiary.

6.1    Organization of Subsidiary.

Subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of Delaware and 100% owned by DUI.

6.2    Authorization of Transaction.
 DUI has full corporate power and authority to execute and deliver Subsidiary with regard to this Agreement and to perform its obligations hereunder, including shareholder approval as may be required by the DGCL.

6.3    Non-contravention.

Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which DUI or Subsidiary is subject or any provision of its charter or bylaws; or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which DUI or Subsidiary is a party or by which it is bound or to which any of its assets is subject, except for such notices or consents which have been given or obtained by ESP on or prior to the Closing.

6.4    Capitalization.

The authorized capital stock of Subsidiary consists of two hundred (200) shares of Common Stock, $.01 par value per share, and no shares of Preferred Stock. As of the date of the Closing, there shall be 200 shares issued and outstanding and owned by DUI. There are not now nor shall there be any outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Subsidiary to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Subsidiary’s Common Stock. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Subsidiary.

ARTICLE 7
PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

7.1    General.

Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article 9 below).

7.2    Notices and Consents.

Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any and all authorizations, consents, and approvals of governments and governmental agencies in connection with the transactions contemplated hereby.

7.3    Operation of Business.

ESP, DUI, including Subsidiary, will not engage in any practice, take any action, or enter into any transaction outside the ordinary course of business, including, but not limited to declaration of dividends or distributions, redemptions, splits, recapitalizations, or similar events respecting its capital stock prior to Closing except, however, DUI shall prepare and file all documents necessary to increase its authorized common shares and enter into employment and consulting agreements pursuant to which it may issue its securities.

7.4    Full Access For Due Diligence.

The Parties shall permit their respective representatives to have full access at all reasonable times, and in a manner so as not to interfere with their respective normal business operations, to all premises, properties, personnel, books, records (including tax records), contracts, and documents. The Parties shall treat and hold as such any Confidential Information they receive from ESP, will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to ESP all tangible embodiments (and all copies) of the Confidential Information which are in their possession.

7.5    No Shop Promises.

Each of DUI, ESP and the ESP Shareholders have promised to each other that they shall utilize their respective best efforts to undertake any and all measures and deliver any and all documents necessary to consummate the transactions contemplated in this Agreement. The Parties make the following covenants to each other:

(a) Except in the case that it terminates this Agreement pursuant to Article 10(c) or in the event of an automatic termination pursuant to Article 10(d), the ESP Shareholders shall not solicit or seek to acquire any assets or stock of any third party, nor shall they accept any offer to purchase or exchange any assets or securities of ESP from the date of this Agreement to the Closing or through the date they terminate this Agreement pursuant to the Articles set forth in this Article 10(a).

(b) Except in the case that it terminates this Agreement pursuant to Article 10(b) or in the event of an automatic termination pursuant to Article 10(d), DUI shall not solicit or seek to acquire any assets or stock of any third party from the date of this Agreement to the Closing or through the date it terminates this Agreement pursuant to the Articles set forth in this Article 10(b).

ARTICLE 8
POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing.

8.1    General.

In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party. ESP acknowledges and agrees that from and after the Closing, DUI will be entitled to possession of all documents, books, records (including tax records), agreements, and financial data of any sort relating to ESP.

8.2    Intentionally Omitted

8.3    Litigation Support.

In the event and for so long as DUI or ESP actively are contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement; or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving ESP, then ESP and its affiliates will cooperate with DUI or ESP in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party.

ARTICLE 9
CONDITIONS TO OBLIGATION TO CLOSE

9.1    Assumption of ESP Liabilities by DUI. DUI shall pay for only such liabilities as disclosed in Exhibit J hereto.

9.2    Conditions to Obligation of DUI and Subsidiary.

The obligations of DUI and Subsidiary to consummate the transactions to be performed by them in connection with the Closing are subject to satisfaction of the following conditions:

(a)	the representations and warranties set forth in Article 4 above shall be true and correct in all material respects at and as of the Closing Date;

(b)	ESP shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, including Article 4 hereby;

(c)
No action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement; (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation; or (iii) affect materially and adversely the right of ESP to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(d)	ESP shall have delivered to DUI a certificate to the effect that each of the conditions specified above in paragraphs 9.2 (a) through (c) is satisfied in all respects;

(e)
All actions to be taken by ESP in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to DUI.

(f)	ESP shall have delivered to DUI its audited financial statements for six month period ended June 30, 2007.

9.3    Conditions to Obligation of ESP and the ESP Shareholders.

The obligation of ESP and the ESP Shareholders to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(a)	the representations and warranties set forth in Articles 5 and 6 above shall be true and correct in all material respects at and as of the Closing Date;

(b)	DUI shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

(c)
No action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement; or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(d)	DUI shall have delivered to ESP a certificate to the effect that each of the conditions specified above in paragraphs 9.3 (a) through (c) is satisfied in all respects;

(e)
All actions to be taken by DUI in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to ESP;

(f)	The representations, warranties and covenants of the parties contained in Articles 4, 5, 6, 7 and 8 of this Agreement shall survive the Closing hereunder;

(g)	DUI shall have filed certificates of Amendment to its Articles of Incorporation (i) increasing its authorized common shares from 20,000,000 to 200,000,000 shares and changed its corporate name to ESP Enterprises, Inc.;

(h)	DUI shall have obtained the approval of its shareholders to the Merger in accordance with the Colorado Business Corporation Act and applicable securities laws.

(i)	ESP shall have received no less than $700,000 in loans from DUI, all of which outstanding principal balances and accrued interest shall be forgiven by DUI at the Closing.

ARTICLE 10
TERMINATION

10.1    Termination

This Agreement may be terminated:

    (a) by the mutual written consent of DUI and ESP;

    (b) by DUI, in the event that any of the conditions to obligation to close enumerated in Section 9.2  have not been satisfied or waived by DUI in writing at or prior to the Closing;

    (c) by ESP and the ESP Shareholders, in the event that any of the conditions to obligation to close enumerated in Section 9.3 have not been satisfied or waived by ESP and the ESP Shareholders, in writing, at or prior to the Closing;

    (d) automatically, in the event that the Closing has not occurred on or before October 1, 2007 unless extended by mutual agreement of the parties.

In the event of the termination of this Agreement in accordance with the provisions of this Article 10: this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of DUI, ESP or the ESP Shareholders or their respective officers and directors, and; the parties shall cooperate to rescind any corporate filings made with the Secretaries of State, States of Colorado and Delaware, if filed.

ARTICLE 11
MISCELLANEOUS

11.1    Further Assurances

From time to time, as and when required by DUI, ESP and/or the ESP Shareholders shall execute and deliver on behalf of ESP such deeds and other instruments, and shall take or cause to be taken by it such further and other actions, as shall be appropriate or necessary in order to vest or perfect in or conform of record the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of ESP and to otherwise carry out the purposes of this Agreement. The officers and directors of ESP are fully authorized in the name and on behalf of ESP to take any and all such action and to execute and deliver any and all such deeds and other instruments.

11.2    Agreement

Executed copies of this Agreement will be on file at the office of DUI’s counsel at Joseph J. Tomasek, Esq., 77 North Bridge Street, Somerville, New Jersey 08876, and copies thereof will be furnished to any stockholder of a Constituent Corporation, upon request at such shareholder’s cost. DUI shall be responsible for all post-closing filings with any and all state and federal agencies.

11.3    No Third-Party Beneficiaries.

This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

11.4    Entire Agreement.

This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, Letter of Intent, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

11.5    Succession and Assignment.

This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

11.6    Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

11.7    Headings.

The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11.8    Notices.

All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to DUI:	Downside Up, Inc. C/O Joseph J. Tomasek, Esq. 77 North Bridge Street Somerville, New Jersey 08876

To ESP:	ESP Resources, Inc. P.O. Box 53846 Lafeyette, Louisiana 70505 Attention: David Dugas, President

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

11.9    Governing Law.

This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

11.10    Amendments and Waivers.

No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

 11.11    Severability.

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

11.12    Expenses.

Each of the Parties will bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

11.13    Construction.

The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

11.14    Status.

Nothing contained in this Agreement shall cause a Party to be deemed an agent, employee, franchisee, joint venture, partner or legal representative of any other Party, and no Party shall purport to act in any such capacity for any other Party.

11.15    Arbitration.

Any and all disputes arising out of or relating to this Agreement shall be resolved by arbitration. All arbitration hereunder will be conducted by the American Arbitration Association (“AAA”). If the AAA is dissolved, disbanded or becomes subject to any state or federal bankruptcy or insolvency proceeding, the parties will remain subject to binding arbitration which will be conducted by a mutually agreeable arbitral forum. The parties agree that all arbitrator(s) selected will be attorneys with at least five (5) years securities and corporate reorganization experience. The arbitrator(s) will decide if any inconsistency exists between the rules of any applicable arbitral forum and the arbitration provisions contained herein. If such inconsistency exists, the arbitration provisions contained herein will control and supersede such rules. The site of all arbitration proceedings will be in the City of Princeton and State of New Jersey in which AAA maintains a regional office. Any arbitration award rendered shall be final, conclusive and binding upon the Parties hereto, and a judgment thereon may be entered in any court of competent jurisdiction.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized as of the date first written above.

ATTEST:	DOWNSIDE UP, INC.

By: /s/ Michael J. Cavaleri
, Secretary	Michael J. Cavaleri, CEO and President

ATTEST:	DUI OPERATIONS, INC. (In Organization)

By: /s/ Michael J. Cavaleri
, Secretary	Michael Cavaleri, Chief Executive Officer

ATTEST:	ESP RESOURCES, INC.

By: /s/ David Dugas
, Secretary	David Dugas, President